UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   March 20, 2008

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five TEK Park 9999 Hamilton Blvd.
Breinigsville, Pennsylvania	18031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (610) 904-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective as of March 20, 2008, Daniel R. Revers resigned from his position from the Board of Directors of Buckeye GP LLC (the “General Partner”), the general partner of Buckeye Partners, L.P. (the “Partnership”).  Mr. Revers, who is affiliated with ArcLight Capital Partners, LLC (“ArcLight”), has served as a director of the General Partner since June 2007.  Mr. Revers also indicated his intention to resign a similar position at MainLine Management LLC (“MainLine Management”), the general partner of Buckeye GP Holdings L.P. (“BGH”), which is the parent company of the General Partner.  The resignation of Mr. Revers was not the result of any disagreement with the General Partner or the Partnership on any matter relating to either entity’s operations, policies or practices.

(d)           Effective immediately following the effectiveness of the resignation of Mr. Revers, BGH, the sole member of the General Partner, appointed Jake F. Erhard to the Board of Directors of the General Partner.  Mr. Erhard, 33, has served ArcLight, an energy investment firm, since 2001, initially as an associate and most recently as Principal.  ArcLight has an ownership interest in BGH GP Holdings, LLC (“BGH GP”), which indirectly controls BGH and the General Partner.  There is no arrangement or understanding between Mr. Erhard and any other persons pursuant to which he was appointed as a director.

Mr. Erhard was also appointed to the Board of Directors of MainLine Management, effective immediately following the effectiveness of the resignation of Mr. Revers, by BGH GP, the sole member of MainLine Management.

As previously disclosed, on January 18, 2008, the Partnership acquired all of the membership interests in Lodi Gas Storage, L.L.C. (“Lodi Gas”) from Lodi Holdings, L.L.C. (“Lodi Holdings”).  The Partnership paid approximately $432.0 million to Lodi Holdings at the closing and an additional $12.0 million on March 6, 2008 after the Partnership received approval from the California Public Utilities Commission for a natural gas storage expansion project.

Lodi Holdings is owned primarily by ArcLight Energy Partners Fund I, L.P. (“Fund I”) and ArcLight Energy Partners Fund II, L.P. (“Fund II”).  Fund I and Fund II are each Delaware limited partnerships.  Control of Fund I and Fund II is exercised by their general partners, respectively ArcLight PEF GP, LLC and ArcLight PEF GP II, LLC (“Fund II GP”).  The manager of each general partner is ArcLight Capital Holdings (“ACH”).

ArcLight Energy Partners Fund III, L.P. (“Fund III”) and ArcLight Energy Partners Fund IV, L.P. (“Fund IV”), along with Kelso & Company and Lehman Brothers Holdings Inc., own BGH GP.  BGH GP owns an approximate 62% limited partner interest in BGH and 100% of MainLine Management.  BGH controls the Partnership through its ownership of the General Partner.  ACH is also the manager of each general partner of Fund III and Fund IV.

Mr. Erhard owns a membership interest in Fund II GP.  As a result, Mr. Erhard has an indirect ownership interest in Fund II, one of the sellers of Lodi Gas to the Partnership.  As a result of his ownership interest in Fund II GP, Mr. Erhard received approximately $16,699 from the Partnership’s acquisition of Lodi Gas.

                Due to ArcLight’s indirect ownership interest in the General Partner, the Audit Committee of the General Partner, made up of independent directors and represented by independent legal counsel and financial advisors, reviewed and approved the terms of the Lodi acquisition, including the purchase price, as fair and reasonable to the Partnership in accordance with the Agreement of Limited Partnership of the Partnership and the Partnership’s procedures for approving transactions with related parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
its General Partner

	By:	STEPHEN C. MUTHER
Stephen C. Muther
President

Dated: March 24, 2008